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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                      FORM 8-K


                                   CURRENT REPORT
                          PURSUANT TO SECTION 13 OR 15(d)
                       OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report:  January 22, 1999


                                 TRO LEARNING, INC.
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               (Exact name of Registrant as specified in its charter)


Delaware                             0-20842                          36-3660532
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(State or other jurisdiction  (Commission File Number)          (I.R.S. Employer
of incorporation)                                         Identification Number)


1721 Moon Lake Boulevard, Suite 555, Hoffman Estates , IL                  60194
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(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:  (847) 781-7800
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                                    Not Applicable
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                          (Former name or former address if
                              changed since last report)




                          (This document contains 3 pages)


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ITEM 5.   OTHER EVENTS

On January 13, 1999, TRO Learning, Inc. (the "Company") announced the completion of a $5 million private placement of convertible preferred stock. The preferred stock is convertible into shares of the Company's common stock, at the option of the holder, up to two years from the issue date. Conversion is mandatory for securities still outstanding two years from the issue date. The conversion price is based on the average market price of the Company's common stock prior to conversion, as defined, and is adjusted over time to provide an 8% annual return to the holders. The conversion price is also subject to ceiling and floor limitations, which may be adjusted based on the Company's financial performance. Concurrent with this issuance, the Company issued 125,000 warrants to purchase the Company's common stock at $9.51 per share. These warrants expire five years from the issue date. The net proceeds received from the convertible preferred stock issuance were approximately $4.6 million and were used to pay down existing borrowings.

The following documents will be included as exhibits to the Company's Form 10-K which will be filed by January 29, 1999 with the Securities and Exchange
Commission:

     -    Certificate of Designations for Series C Convertible Preferred Stock
     -    Preferred Stock Purchase Agreement
     -    Form of 1999 Warrants
     -    Registration Rights Agreement
     -    Form of Series C Convertible Preferred Stock


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                                     SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on January 22, 1999.

                                             TRO LEARNING, INC.




                                        By   /s/ John Murray
                                             -----------------------------------
                                             John Murray
                                             Executive Vice President and
                                             Chief Financial Officer


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